Exhibit 99.1

FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Second Quarter 2012 Results

COLUMBUS, Ohio - (August 7, 2012) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”) today announced results for the second quarter ended June 30, 2012. Results for the second quarter of 2012 include:

•
Revenues of $1.3 billion versus $1.4 billion in the second quarter of 2011 reflecting lower volumes partially offset by pricing actions including the contractual pass through of higher raw material costs.

•
Operating income of $92 million compared to operating income of $128 million for the prior year period. Second quarter 2012 operating income reflected unfavorable product mix due to declines in certain higher-margin products and lower volumes, partially offset by the positive impact of savings from the shared services agreement with Momentive Performance Materials Inc. (MPM).

•	Net income of $28 million versus net income of $63 million in the prior year period. Second quarter 2012 results reflected the same factors impacting operating income.

•	Segment EBITDA totaled $145 million compared to $189 million during the prior year period.
“Our broad product portfolio and geographic diversity continued to help in offsetting some of the global economic volatility we experienced in the second quarter of 2012,” said Craig O. Morrison, Chairman, President and CEO. “While our results lagged year-over-year in our base epoxy, specialty epoxy and oilfield resins businesses, we saw strong improvement in our Versatic™ Acids and Derivatives, North American forest products resins and our Latin America forest products businesses. In addition, we continued our focus on cost control as we achieved $12 million in savings under the shared services agreement with Momentive Performance Materials Inc. (MPM) in the first half of 2012.”
“We also continued to make significant progress in our long-term growth initiatives, such as increasing our manufacturing presence in the Asia Pacific region. We were pleased to begin operations of our new Versatic™ Acids and Derivatives joint venture in China during the second quarter of 2012.”
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the second quarter ended June 30, 2012. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income later in this release).
Net Sales to Unaffiliated Customers (1):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Epoxy, Phenolic and Coating Resins	$796	$972	$1,590	$1,818
Forest Products Resins	463	466	905	914
Total	$1,259	$1,438	$2,495	$2,732

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA :

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Epoxy, Phenolic and Coating Resins	$101	$157	$215	$307
Forest Products Resins	56	50	102	95
Corporate and Other(2)	(12)	(18)	(26)	(35)

(2)	For the six months ended June 30, 2012, the Company has reclassified approximately $3 of costs into Corporate and Other Segment EBITDA which relate to the three months ended March 31, 2012.

Reconciliation of Segment EBITDA to Net Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$101	$157	$215	$307
Forest Products Resins	56	50	102	95
Corporate and Other	(12)	(18)	(26)	(35)

Reconciliation:
Items not included in Segment EBITDA:
Asset impairments and other non-cash charges	—	(21)	(48)	(21)
Business realignment costs	(3)	(5)	(18)	(8)
Integration costs	(1)	(5)	(6)	(10)
Net (loss) income from discontinued operations	—	(3)	—	2
Other	(3)	16	4	12
Total adjustments	(7)	(18)	(68)	(25)
Interest expense, net	(67)	(65)	(132)	(129)
Income tax expense	(4)	—	(2)	(3)
Depreciation and amortization	(39)	(43)	(77)	(84)
Net income	$28	$63	$12	$126
Liquidity and Capital Resources
At June 30, 2012, Momentive Specialty Chemicals had total debt of approximately $3.5 billion, unchanged compared to December 31, 2011. In addition, at June 30, 2012, the Company had $602 million in liquidity comprised of $333 million of unrestricted cash and cash equivalents, $187 million of borrowings available under our senior secured revolving credit facilities, and $82 million of borrowings available under additional credit facilities at certain international subsidiaries.
At June 30, 2012, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
Outlook
“While we anticipate continued volatility in the second half of 2012, our business is well positioned going forward due to our strategic global footprint, leading thermoset resin technology and our lean cost structure,” Morrison said. “Our focus remains on driving growth while reducing costs across our manufacturing structure, as well as serving our world-class customers.”
Earnings Call
Momentive Specialty Chemicals Inc. will host a teleconference to discuss second quarter 2012 results on Tuesday, August 7, 2012, at 9 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 866-543-6403
International Participants: 617-213-8896
Participant Passcode: 83268811
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com. A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on August 7, 2012. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 22128991. A replay also will be available through the Investor Relations Section of the Company's website.

Covenant Compliance
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and non-recurring costs and to reflect other permitted adjustments (including the expected future impact of announced acquisitions and in-process cost saving initiatives), in each case as determined under the governing debt agreement. Certain covenants and tests in the Company's debt agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company's ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company's ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). Under the indentures governing certain of the Company's debt instruments, the Company's ability to incur additional indebtedness and make future acquisitions is restricted unless the Company has an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company's ability to incur future indebtedness or grow through acquisitions.
The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA in the indentures governing certain of the Company's debt instruments is appropriate to assess the Company's future ability to incur additional indebtedness or make future acquisitions. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP). Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company's calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company's results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.
Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA
The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company's indentures, for the period presented:

June 30, 2012
LTM Period
Reconciliation of Net Income to Adjusted EBITDA
Net income	$3
Income tax expense	1
Interest expense, net	265
Depreciation and amortization	160
EBITDA	429
Adjustments to EBITDA:
Asset impairments and other non-cash charges(1)	72
Business realignments (2)	25
Integration costs (3)	22
Other (4)	27
Cost reduction programs savings (5)	24
Savings from Shared Services Agreement(6)	18
Adjusted EBITDA	$617
Fixed charges (7)	$254
Ratio of Adjusted EBITDA to Fixed Charges (8)	2.43

(1)	Represents asset impairments, stock-based compensation, accelerated depreciation on closing facilities and unrealized foreign exchange and derivative activity.

(2)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(3)	Primarily represents integration costs associated with the Momentive Combination.

(4)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, and certain intercompany or non-operational realized foreign currency activity.

(5)	Represents pro forma impact of in-process cost reduction programs savings.

(6)	Primarily represents pro forma impact of expected savings from the Shared Services Agreement with MPM in conjunction with the Momentive Combination.

(7)	Reflects pro forma interest expense based on interest rates at July 19, 2012, as if the March Refinancing Transactions had taken place at the beginning of the period.

(8)
The Company’s ability to incur additional indebtedness is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of June 30, 2012, the Company was able to satisfy this test.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company

Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive

Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2012	2011	2012	2011
Net sales	$1,259	$1,438	$2,495	$2,732
Cost of sales	1,087	1,223	2,145	2,308
Gross profit	172	215	350	424
Selling, general and administrative expense	79	87	164	171
Asset impairments	—	18	23	18
Business realignment costs	3	5	18	8
Other operating (income) expense, net	(2)	(23)	9	(21)
Operating income	92	128	136	248
Interest expense, net	67	65	132	129
Other non-operating (income) expense, net	(1)	—	1	(2)
Income from continuing operations before income tax and earnings from unconsolidated entities	26	63	3	121
Income tax expense	4	—	2	3
Income from continuing operations before earnings from unconsolidated entities	22	63	1	118
Earnings from unconsolidated entities, net of taxes	6	3	11	6
Net income from continuing operations	28	66	12	124
Net (loss) income from discontinued operations, net of taxes	—	(3)	—	2
Net income	$28	$63	$12	$126

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents (including restricted cash of $3)	$336	$431
Short-term investments	5	7
Accounts receivable (net of allowance for doubtful accounts of $16 and $19, respectively)	695	592
Inventories:
Finished and in-process goods	310	254
Raw materials and supplies	126	103
Other current assets	69	72
Total current assets	1,541	1,459
Other assets, net	168	169
Property and equipment
Land	88	88
Buildings	292	298
Machinery and equipment	2,299	2,300
	2,679	2,686
Less accumulated depreciation	(1,532)	(1,477)
	1,147	1,209
Goodwill	166	167
Other intangible assets, net	96	104
Total assets	$3,118	$3,108
Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$490	$393
Debt payable within one year	65	117
Affiliated debt payable within one year	2	2
Interest payable	66	61
Income taxes payable	8	15
Accrued payroll and incentive compensation	38	57
Other current liabilities	137	132
Total current liabilities	806	777
Long-term liabilities
Long-term debt	3,430	3,420
Long-term pension and post employment benefit obligations	212	223
Deferred income taxes	60	72
Other long-term liabilities	152	156
Advance from affiliates	225	225
Total liabilities	4,885	4,873
Commitments and contingencies
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2012 and December 31, 2011	1	1
Paid-in capital	533	533
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	3	17
Accumulated deficit	(1,985)	(1,997)
Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(1,768)	(1,766)
Noncontrolling interest	1	1
Total deficit	(1,767)	(1,765)
Total liabilities and deficit	$3,118	$3,108

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(In millions)	2012	2011
Cash flows used in operating activities
Net income	$12	$126
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	77	86
Deferred tax benefit	(12)	(12)
Non-cash asset impairments and accelerated depreciation	30	18
Other non-cash adjustments	18	(5)
Net change in assets and liabilities:
Accounts receivable	(141)	(218)
Inventories	(88)	(83)
Accounts and drafts payable	113	138
Income taxes payable	(8)	2
Other assets, current and non-current	25	(22)
Other liabilities, current and long-term	(37)	(73)
Net cash used in operating activities	(11)	(43)
Cash flows (used in) provided by investing activities
Capital expenditures	(58)	(71)
Proceeds from matured debt securities, net	2	—
Change in restricted cash	—	2
Funds remitted to unconsolidated affiliates	(3)	(1)
Proceeds from sale of business, net of cash transferred	—	173
Proceeds from sale of assets	9	—
Net cash (used in) provided by investing activities	(50)	103
Cash flows used in financing activities
Net short-term debt repayments	(15)	(8)
Borrowings of long-term debt	451	409
Repayments of long-term debt	(473)	(451)
Capital contribution from parent	16	—
Long-term debt and credit facility financing fees	(13)	(1)
Distribution paid to parent	(2)	—
Net cash used in financing activities	(36)	(51)
Effect of exchange rates on cash and cash equivalents	2	3
(Decrease) increase in cash and cash equivalents	(95)	12
Cash and cash equivalents (unrestricted) at beginning of period	428	180
Cash and cash equivalents (unrestricted) at end of period	$333	$192
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$122	$135
Income taxes, net of cash refunds	18	12